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CONTACT:
Norris Battin
nbattin@usa.net
---------------


FOR IMMEDIATE RELEASE

             THE COOPER COMPANIES REPORTS FIRST QUARTER 1999 RESULTS

          Contact Lens Margins Improving--Manufacturing Issues Resolved
          -------------------------------------------------------------

          U.S. Planned Replacement Toric Contact Lens Revenue Grows 46%
          -------------------------------------------------------------

IRVINE, Calif., February 23, 1999 -- The Cooper Companies, Inc. (NYSE/PCX: COO) today reported results for its fiscal first quarter ended January 31, 1999. Revenue and earnings per share from continuing operations, before and after taxes, were in line with revised estimates announced in late January. At that time, the Company indicated that weaker than expected quarterly revenue at CooperVision (CVI), the Company's contact lens business, would hold first quarter earnings below last year's level.

Despite the weaker contact lens performance, Cooper's overall revenue for the quarter was $35 million, 19% above the first quarter of 1998.

CVI's gross margins recovered from 60% in last year's fourth quarter to 63% in the first quarter of 1999. Its gross margin in the first quarter of 1998, which included only two months of lower-margin sales from Aspect Vision Care, Ltd., the British contact lens manufacturer that Cooper purchased in December of 1997, was 64%. Gross profit of $17.6 million was 20% above 1998's first quarter. Most of this increase, however, was offset by aggressive investment spending in sales and marketing to launch new contact lens products and three months of expenses at Aspect versus two months in 1998.

At CooperSurgical (CSI), the Company's women's healthcare medical device business, first quarter revenue grew 10%, operating income rose 9% and operating margins recovered to 12%, as the heavy new product expenses in the previous quarter diminished.

Cooper's first quarter income from operations grew 13%. This increase was more than offset by interest costs predominantly associated with the Aspect purchase and, in comparison with 1998's first quarter, a





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foreign exchange gain of 4 cents per share in that period that did not recur in
1999's first quarter. Consequently, first quarter pretax earnings from continuing operations decreased from 32 cents per share in 1998 to 28 cents per share in 1999.

In 1999's first quarter, Cooper began reporting earnings on a fully taxed basis, as the remaining tax benefits expected from its net operating loss carryforwards
(NOLs) were fully accounted for in the fourth quarter of 1998. The Company reported a provision for income taxes of approximately 10 cents per share--an effective tax rate of approximately 35%--in the first quarter of 1999 versus a net tax benefit of 5 cents per share in 1998's first quarter. As a result, net earnings from continuing operations in the first quarter were 18 cents per share versus 35 cents per share in last year's first quarter. (Note to editors: please see "Ensuring Comparability in Reporting Cooper's Earnings Per Share Data" on page 6.)

Business Unit P&L Highlights ($'s in millions)

  --------------------------------------------------------------------------------------
                       Three Months Ended January 31, 1999
  --------------------------------------------------------------------------------------
                 Revenue                                 Operating Income
  --------------------------------------------------------------------------------------
                                    %                       %    %Revenue     %Revenue
                    1999   1998    Inc.       1999  1998   Inc.     1999        1998
                    ----   ----    ----       ----  ----   ----     ----        ----
  --------------------------------------------------------------------------------------
  CVI              $27.8   $22.9   21%        $6.2   $6.0   4%      22%        26%
  CSI                7.2     6.5   10%          .9     .8   9%      12%        12%
                     ---     ---                --     --
  Subtotal          35.0    29.4   19%         7.1    6.8           20%        23%
  HQ Expense         -      -                 (1.2)  (1.6)(24%)
                                              -----  -----
  --------------------------------------------------------------------------------------
  TOTAL            $35.0   $29.4   19%        $5.9   $5.2  13%      17%        18%
                   =====   =====              ====   ====
  --------------------------------------------------------------------------------------

CooperVision

First Quarter Performance Highlights
------------------------------------

"CVI's 21% first quarter revenue increase is in line with our announced expectations for 1999," said A. Thomas Bender, Cooper's chief executive officer and president of CooperVision.

"Sales of U.S. planned replacement spherical lenses grew about 30% in the quarter, but did not meet our projections, partially because of capacity constraints experienced earlier in the quarter. Outside the U.S., however, spherical lens sales were on target for the quarter.

"In the toric market, the largest segment of our U.S. business, our disposable-planned replacement toric brands grew 46% over last year's first quarter, more than double the 20% market growth reported for the fourth quarter of calendar 1998. Our total U.S. toric lens business grew 27% for the quarter, well ahead of the market growth. We now rank second in U.S. toric market share, and our objective is to be first by the end of 1999."


CooperVision's gross margin improvement from 60% in the fourth quarter of 1998 to 63% in the first quarter of 1999 resulted primarily from cost reduction programs begun last year at Aspect. Also, we have eliminated capacity constraints, which resulted in higher lens costs, improved customer service, and begun to normalize





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staffing levels. These improvements were critical to the successful integration of Aspect, which is now virtually complete.


"With these and the further cost reductions we expect during the rest of the year," Bender added, "our recent manufacturing issues are essentially behind us."

CooperVision's Performance in the 1998 U. S. Contact Lens Market
----------------------------------------------------------------

The calendar year-end market research data shown in the table below (1) indicates that the industry's 1998 U.S. sales of spherical lenses were flat, while toric lenses increased 13%. Torics improved their share of the total market from 15% in 1997 to 17% in 1998. In the rapidly growing disposable-planned replacement toric lens segment, CVI gained seven market share points and now holds about one-third of the market. CVI's industry position is unique, as its growth is coming primarily from highly differentiated, high margin products in fast growing market segments. In every major U.S. and Canadian market segment where CVI competes, it gained market share in 1998.

-------------------------------------------------------------------------------
                The U.S. Contact Lens Market and CooperVision
         Revenue Growth and Market Share Estimates by Market Segment
                              Calendar Year 1998
-------------------------------------------------------------------------------
         (Dollars in thousands, percentage changes 1998 versus 1997)
-------------------------------------------------------------------------------
        Market Segment           Market   Value    CVI       CVI      CVI
                                  Value   Growth  Revenue   Market    Market
                                                  Growth    Share     Share
                                                                      Point
                                                                      Change
-------------------------------------------------------------------------------
Disposable-Planned Replacement     $730    2%       71%        2%       +1
Spheres
-------------------------------------------------------------------------------
 Total Spheres                     $875   flat      28%      3.5%      +.5
-------------------------------------------------------------------------------
Planned Replacement Torics          $90   36%       77%       32%       +7
-------------------------------------------------------------------------------
 Total Torics                      $180   13%       40%       25%       +5
-------------------------------------------------------------------------------
Total U. S. Contact Lenses       $1,055    2%       35%        7%       +2
-------------------------------------------------------------------------------


(1)Source: independent market research data and CooperVision sales for calendar 1998.

CVI Outside the U.S.
--------------------

During 1998, CooperVision Canada gained market share in both the spherical and the toric lens segments, growing 17% compared with the market's 8% growth. CooperVision Canada now has 13% of the total market and holds the second market share position. In Europe, we estimate that we held our share of a market growing about 10%, and anticipate improved share as we expand the launch our toric lens products. In Japan, which we now estimate represents about 17% of the worldwide contact lens market, we still anticipate a 1999 product line launch.

CooperSurgical

Revenue at Cooper's women's healthcare medical device business grew 10% over the comparable quarter in 1998 with operating margins recovering to 12%, the same as 1998's first quarter.




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During the quarter, CSI focused on extending the initial marketing efforts of its major new products, the Cerveillance digital colposcope, the first colposcope with a built-in digital camera and computer system, and the CooperSurgical InfraRed Coagulator, a new in-office surgical device that offers a safe, cost- effective method of performing surgery. Demonstration units of both products were delivered to the field this quarter, and these new sales tools, coupled with improved product availability, should help stimulate demand and accelerate growth during 1999.

CSI also established numerous clinical studies for the FemExam Test Card to further establish the benefits of a rapid, objective diagnostic and screening test for bacterial vaginosis, one of the most common reasons women visit their doctor. In addition, CSI continues its work to create and maximize third party reimbursement levels for FemExam, and formally demonstrate its cost effectiveness.

Share Repurchase Program

In September 1998, Cooper's Board of Directors authorized the purchase of up to one million shares of its common stock. Approximately 960 thousand shares have been purchased to date, including 474 thousand shares acquired in fiscal 1999.

Discontinued Operations

In October, the Company declared Hospital Group of America (HGA), its psychiatric services business, a discontinued operation and recorded a charge of $22.3 million, or $1.49 per share, reflecting Management's initial estimate of the loss on disposition.

In January 1999, Cooper completed the sale of a portion of HGA, netting $5 million in cash and trade receivables. The Company and Universal Health Services, Inc., are currently negotiating a definitive agreement for the remainder of HGA under which Universal would pay Cooper $27 million at closing plus up to $3 million more if certain contingent events occur. This transaction is subject to regulatory approval and is currently expected to close by the end of the second quarter. As Cooper employs these proceeds, continuing operations going forward are expected to improve, initially through reduced interest expense.

First quarter 1999 results include a credit of $1.3 million or 9 cents per share, reflecting an adjustment to the estimated loss on the sale on the HGA facility sold in January.

Global Tax Plan

In the fourth quarter of fiscal 1998, Cooper recorded a large tax benefit, reflecting the remaining anticipated value of its $184 million of NOLs. As a result, the Company now reports earnings as if it were a taxpayer with no NOLs. The Company is currently developing a global tax plan to minimize both the taxes reported in its income statement and the cash taxes paid once the benefits of the NOLs are fully utilized. Based on a preliminary assessment, the Company expects to reduce its effective tax rate to approximately 30% over the next several





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years compared to the 35% used in the first quarter of 1999. By executing this tax plan, the cash flow benefits of the NOLs should extend, perhaps through 2003, assuming no acquisitions or stock issuances. Cash payments for taxes would approximate 10% of pretax profits throughout this period.

Earnings Per Share

All per share amounts mentioned in this report are to diluted per share amounts.

Forward-Looking Statements

Statements in this report that are not based on historical fact may be "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. They include words like "may," "will," "expect," "estimate," "anticipate," "continue" or similar terms and reflect Cooper's current analysis of existing trends. Actual results could differ materially from those indicated due to: major changes in business conditions and the economy, loss of key senior Management, major disruptions in the operations of Cooper's manufacturing facilities, new competitors or technologies, significant disruptions caused by the failure of third parties to address the Year 2000 issue or by unforeseen delays in completing Cooper's Year 2000 compliance program, acquisition integration costs, foreign currency exchange exposure including the potential impact of the Euro, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, significant environmental clean-up costs above those already accrued, litigation costs, costs of business divestitures, significant delay or failure to complete the sale of Hospital Group of America (HGA), and items listed in the Company's SEC reports, including the section entitled "Business " in its Annual Report on Form 10-K for the year ended October 31, 1998.

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products.

CooperVision, Inc., headquartered in Irvine, Calif., with manufacturing facilities in Huntington Beach, Calif., Rochester, N.Y., Toronto, Canada and Hamble, England, markets a broad range of contact lenses for the vision care market. CooperSurgical, Inc., headquartered in Shelton, Conn., markets diagnostic and surgical instruments, and accessories for the gynecological market. Corporate offices are located in Irvine and Pleasanton, Calif.

NOTE: A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. Cooper's Internet address is www.coopercos.com.

CooperSurgical InfraRed Coagulator(TM), Cerveillance(TM), and FemExam(R) TestCard System(TM) are trademarks of The Cooper Companies, Inc., its subsidiaries or affiliates and are shown in Italics in the text.

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Note: Consistency in Reporting Cooper's Earnings Per Share Data

In fiscal 1998, Cooper declared its mental health services business, Hospital Group of America, a discontinued operation. It also accounted for the remaining tax benefits that it expects from its existing net operating loss carryforwards and will, going forward, provide for income taxes rather than receive tax benefits. Comparisons of Cooper's results from year-to-year and comparisons versus published estimates must be reported on the same basis to avoid confusing readers. The table below shows earnings per share from continuing operations on both a pretax and an after-tax basis for the fourth quarter of fiscal 1998, the first quarter of fiscal 1999, the first quarter of fiscal 1998 and against the analysts' estimates published after the January 27, 1999 pre-announcement of Cooper's first quarter 1999 earnings.

------------------------------------------------------------------------------------
                             The Cooper Companies, Inc.
                                  EPS Comparisons
                            From Continuing Operations
------------------------------------------------------------------------------------
                        4Q 1998      1Q 1998                  1Q 1999
------------------------------------------------------------------------------------
    Reporting Basis        As          As         As        Average of    Difference
                        Reported     Reported   Reported    2 Analysts'     from
                                                             Estimates    Average
                                                                          Estimate
------------------------------------------------------------------------------------
Pre-tax                   $.26         $.32        $.28        $.29        ($.01)
------------------------------------------------------------------------------------
After-tax                 $2.45        $.35        $.18        $.18         none
------------------------------------------------------------------------------------

                          [FINANCIAL STATEMENTS FOLLOW]
                                          ###




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                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                   Consolidated Condensed Statements of Income

                    (In thousands, except per share figures)
                                   (Unaudited)

                                                             Three Months Ended
                                                              January 31, 1999
                                                              ----------------
                                                             1999          1998
                                                             ----          ----
Net sales                                                  $ 34,959    $ 29,384
Cost of sales                                                13,416      11,277
                                                           --------    --------
Gross profit                                                 21,543      18,107
Selling, general and administrative expense                  14,222      11,714
Research and development expense                                461         456
Amortization of intangibles                                     957         718
                                                           --------    --------
Income from operations                                        5,903       5,219
                                                           --------    --------
Interest expense                                              1,849       1,109
Other income, net                                                34         784
                                                           --------    --------
Income from continuing operations before income taxes         4,088       4,894
Provision for (benefit of) income taxes                       1,447        (449)
                                                           --------    --------
Income from continuing operations                             2,641       5,343
Discontinued operations:
  Net income (loss)                                             (21)        650
  Gain on disposal                                            1,279          --
                                                           --------    --------
                                                              1,258         650
                                                           --------    --------
Net income                                                 $  3,899    $  5,993
                                                           ========    ========

Basic earnings per share:
  Continuing operations                                    $   0.18    $   0.36
  Discontinued operations                                      0.09        0.04
                                                           --------    --------
  Earnings per share                                       $   0.27    $   0.40
                                                           ========    ========

Diluted earnings per share:
  Continuing operations                                    $   0.18    $   0.35
  Discontinued operations                                      0.09        0.04
                                                           --------    --------
  Earnings per share                                       $   0.27    $   0.39
                                                           ========    ========

Number of shares used to compute earnings per share:
  Basic                                                      14,427      14,808
                                                           ========    ========
  Diluted                                                    14,668      15,354
                                                           ========    ========

Memo diluted earnings per share data:
  Income from continuing operations before income taxes    $   0.28    $   0.32
                                                           ========    ========




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



                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheets

                                 (In thousands)
                                   (Unaudited)


                                                            January 31, October 31,
                                                               1999       1998
                                                            ----------- -----------
                                     ASSETS
Current assets:
  Cash and cash equivalents                                  $  5,774   $  7,333
  Trade receivables, net                                       23,707     24,426
  Inventories                                                  34,557     30,349
  Net assets of discontinued operations                        26,524     29,206
  Other current assets                                         19,760     24,763
                                                             --------   --------
     Total current assets                                     110,322    116,077
                                                             --------   --------
Property, plant and equipment, net                             35,438     34,234
Intangibles, net                                               83,419     84,308
Deferred tax asset                                             52,292     52,754
Other assets                                                    8,157      8,668
                                                             --------   --------
                                                             $289,628   $296,041
                                                             ========   ========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term debt                                              $  9,325   $ 11,570
Other current liabilities                                      32,823     35,131
                                                             --------   --------
     Total current liabilities                                 42,148     46,701
                                                             --------   --------
Long-term debt                                                 77,659     78,677
Other liabilities                                              22,511     25,410
                                                             --------   --------
     Total liabilities                                        142,318    150,788
                                                             --------   --------
Stockholders' equity                                          147,310    145,253
                                                             --------   --------
                                                             $289,628   $296,041
                                                             ========   ========



                                         ####




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